Exhibit 10.2

Dated [—], 2014

Abengoa Yield plc

and

Abengoa Concessions, S.L.,

as Manager

EXECUTIVE SERVICES AGREEMENT

Table of Contents

Contents		Page

1	Interpretation	1

2	Appointment of Abengoa	5

3	Services and Powers of Abengoa and Executives	5

4	Relationship between Abengoa and the Service Recipients	6

5	Management and Employees	7

6	Information	7

7	Fees and Expenses	8

8	Representations and Warranties of Abengoa and the Service Recipients	9

9	Liability and Indemnification	10

10	Term and Termination	12

11	General Provisions	14

i

EXECUTIVE SERVICES AGREEMENT

This Executive Services Agreement (the “Agreement”) is made as of the [—] day of [—] 2014, by and among:

(1)	Abengoa Concessions, S.L. a company organized under the laws of the Kingdom of Spain ( “Abengoa”); and

(2)	Abengoa Yield plc, a public limited company incorporated and registered in England and Wales (“Yield”).

This Agreement shall become effective upon the closing of the initial public offering of Yield’s ordinary shares

RECITALS

(A)	Yield, directly and indirectly, as applicable, holds interests in the Service Recipients (as defined below).

(B)	Yield wishes to engage Abengoa to arrange for the Executives (as defined below) to provide the services set forth in this Agreement to the Service Recipients for a transitional period, subject to the terms and conditions of this Agreement, and Abengoa wishes to accept such engagement.

(C)	The parties expect that once all or a substantial part of the Executives have been transferred to Yield on a permanent basis, the Executives will continue to perform executive management services for Abengoa in consideration for payment to Yield of a percentage of the Executives’ remuneration and related costs.

Now, therefore, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1	Interpretation

1.1	Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

“Abengoa” has the meaning assigned hereto in the preamble;

“Abengoa Group” means Abengoa, S.A. and any of its Affiliates;

“Abengoa Indemnified Parties” has the meaning assigned thereto in Section 9.1.1 hereof;

“Abengoa ROFO Agreement” means the agreement dated as of the date hereof between Abengoa S.A. and Yield that provides Yield a right of first offer to purchase certain assets of Abengoa S.A. that may be offered for sale from time to time;

“Acquired Assets” means any renewable energy, conventional power and transmission line contracted revenue assets acquired after the date hereof by any member of the Yield Group , including, but not limited, to any assets acquired pursuant to the Abengoa ROFO Agreement or otherwise agreed upon by Abengoa and Yield;

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by such Person, or is under common control of a third Person;

“Business” means the business carried on from time to time by the Yield Group;

“Business Day” means every day except a Saturday or Sunday, or a legal holiday in the City of New York, London or Madrid on which banking institutions are authorized or required by law, regulation or executive order to close;

“Claims” has the meaning assigned thereto in Section 9.1.1 hereof;

“Executive Management Fee” means an amount equal to $2.0 million per year;

“Executives” shall initially mean [—], or such individuals as may be agreed between Abengoa and Yield from time to time;

“Expenses” has the meaning assigned thereto in Section 7.2.2 hereof;

“Expense Statement” has the meaning assigned thereto in Section 1 hereof;

“Governing Body” means (i) with respect to a corporation, the board of directors of such corporation, (ii) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (iii) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s partner) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director;

“Governing Instruments” means (i) the certificate of incorporation and bylaws in the case of a corporation, (ii) the articles of formation and operating agreement in the case of a limited liability company (iii) the partnership agreement in the case of a partnership, and (iv) any other similar governing document under which an entity was organized, formed or created and/or operates;

“Interest Rate” means, for any day, the rate of interest equal to the overnight U.S. dollar London interbank offered rate on such day;

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Liabilities” has the meaning assigned thereto in Section 9.1.1 hereof;

“Operating and Administrative Agreements” means the operations and administrative agreements in effect on the date hereof between certain members of the Yield Group and Affiliates of Abengoa for such Yield Group members’ operating and administrative needs and, with respect to any Acquired Assets, any operations and administrative agreements between any of the Acquired Assets and Affiliates of Abengoa for such asset’s operating and administrative needs in effect as of the date of acquisition of the Acquired Asset by a member of the Yield Group; for greater certainty, none of the Operating and Administrative Agreements are, or shall be, amended or terminated, or otherwise altered, by this Agreement;

“Operational and Other Services” means any services provided by any member of the Abengoa Group to any member of the Yield Group, including financial advisory, operations and maintenance, marketing, agency, development, operating management and other services, including services provided under any Operating and Administrative Agreement;

“Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Authority;

“Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or Governmental Agency, authority or entity however designated or constituted and pronouns have a similarly extended meaning;

“Quarter” means a calendar quarter ending on the last day of March, June, September or December;

“Service Recipient” means Yield and its Subsidiaries, as well as any other direct and indirect Subsidiary of Yield acquired or formed after the date hereof that receives Services from the Executives pursuant to this Agreement;

“Services” has the meaning assigned thereto in Section 3.1 hereof;

“Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;

“Third Party Claim” has the meaning assigned thereto in Section 9.1.2 hereof;

“Transaction Fees” means fees paid or payable by the Service Recipients, which are on market terms, with respect to financial advisory services ordinarily carried out by investment banks in the context of mergers and acquisitions transactions;

“Yield” has the meaning assigned thereto in the preamble;

“Yield Group” means Yield and its direct and indirect Subsidiaries;

1.2	Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3	Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1	words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2	the words “include,” “includes,” “including,” or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3	references to any Person include such Person’s successors and permitted assigns;

1.3.4	any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5	any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6	in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7	except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

2	Appointment of Abengoa

2.1	Appointment and Acceptance

2.1.1	Subject to and in accordance with the terms, conditions and limitations in this Agreement, Yield hereby appoints Abengoa to arrange for the Executives to provide the Services to the Service Recipients. This appointment will be subject to the express terms of this Agreement.

2.1.2	Abengoa hereby accepts the appointment provided for in Section 2.1.1 and agrees to act in such capacity and to arrange for the Executives to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

2.1.3	Abengoa covenants that the majority of the Executives shall be transferred to Yield, which shall hire the Executives and shall become their employer, within twelve (12) months of the initial public offering of Yield’s ordinary shares.

2.2	Other Service Recipients

The parties acknowledge that any Subsidiary of Yield formed or acquired in the future that is not a Service Recipient on the date hereof may become a Service Recipient under this Agreement.

3	Services and Powers of Abengoa and Executives

3.1	Services

Abengoa will arrange for the Executives to provide the following services (the “Services”) to the Service Recipients:

3.1.1	act as senior officers of the Service Recipients as agreed from time to time, subject to the approval of the relevant Governing Body;

3.1.2	identify, evaluate and recommend to the Yield Group acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

3.1.3	recommend to the members of the Yield Group suitable candidates to serve on the Governing Bodies of the Yield Group;

3.1.4	make recommendations with respect to the exercise of any voting rights to which the Service Recipients are entitled in respect of its Subsidiaries and also with respect to payment of dividends or other distributions by the Yield Group; and

3.1.5	make recommendations regarding the issuance of any security, equity or debt;

3.1.6	carry out the functions of the principal executive, accounting, legal and financial officers for Yield only for purposes of applicable securities laws and the regulations of any stock exchange on which the Securities of Yield are listed and subject to the approval of Yield’s Governing Body.

The Executives shall at all times comply with all obligations under Spanish and other applicable securities laws and regulations and, in particular, in relation to the protection of price sensitive and other material non-public information, including the establishment of separated areas and internal barriers and controls to ensure due compliance with such regulations.

3.2	Rendering of the Services

The Executives shall only provide or arrange for the provision of such Services as Services Recipient’s Governing Body may request from time to time. For the avoidance of doubt, this Agreement does not create any labor relations whatsoever between the Executives and the Service Recipients.

3.3	Restrictions on Abengoa and Executives

3.3.1	Abengoa shall, and shall cause the Executives to, refrain from taking any action that is not in compliance with or would violate any Laws or that otherwise would not be permitted by the Governing Instruments of the Service Recipients. If Abengoa or any Executive is instructed to take any action that is not in such compliance by a Service Recipient’s Governing Body, such person will promptly notify such Governing Body of its judgment that such action would not comply with or violate any such Laws or otherwise would not be permitted by such Governing Instrument.

3.3.2	In performing its duties under this Agreement, Abengoa and the Executives shall be entitled to rely in good faith on qualified experts, professionals and other agents (including on accountants, appraisers, consultants, legal counsel and other professional advisors) and shall be permitted to rely in good faith upon the direction of a Service Recipient’s Governing Body to evidence any approvals or authorizations that are required under this Agreement. All references in this Agreement to the Service Recipients or Governing Body for the purposes of instructions, approvals and requests to Abengoa will refer to the Governing Body.

3.4	Directors and Officers (D&O) Insurance

Abengoa shall at all times during the term of this Agreement, in respect of itself and the Executives, maintain “Directors and Officers (D&O)” insurance coverage in a maximum amount of TWENTY FIVE MILLION EUROS (€25,000,000).

4	Relationship between Abengoa and the Service Recipients

4.1	Other Activities

None of Abengoa, its Affiliates, or any of their respective directors, officers, members, partners, shareholders or employees shall be prohibited from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients; provided, however that no Executive shall be engaged in any such activities.

4.2	Exclusivity

Except as expressly provided for herein, Yield shall not, and shall cause the other Service Recipients not to, during the term of this Agreement, engage any other Person to provide any services comparable to the Services without the prior written consent of Abengoa, which may be withheld in the absolute discretion of Abengoa.

4.3	Independent Contractor, No Partnership or Joint Venture

The parties acknowledge that Abengoa is providing or arranging for the provision of the Services by the Executives hereunder as an independent contractor and that the Service Recipients and Abengoa are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided however that nothing herein will be construed so as to prohibit the Service Recipients and Abengoa from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever.

5	Management and Employees

5.1	Management and Employees

5.1.1	Abengoa shall arrange for each of the Executives to be available to carry out the Services. The Executives shall devote such of their time to the provision of the Services to the Service Recipients as Yield reasonably deems necessary and appropriate in order to fulfill Abengoa’s obligations. The Executives need not be dedicated exclusively to the provision of the Services to the Service Recipients.

5.1.2	If any Executive ceases to be available to perform the Services either through termination of employment, illness, personal circumstance, death or otherwise for a period of more than 30 days, the parties hereto shall mutually agree upon a replacement or substitute Executive.

5.1.3	Yield shall, and shall cause each of the other Service Recipients to do all things reasonably necessary on its part as requested by Abengoa or the Executives consistent with the terms of this Agreement to enable Abengoa and the Executives to fulfill their obligations, covenants and responsibilities and to exercise their rights pursuant to this Agreement, including making available and granting access to, the employees and contractors of the Service Recipients as Abengoa or the Executives may from time to time reasonably request.

5.1.4	Abengoa covenants and agrees to exercise the power and discharge the duties conferred under this Agreement honestly and in good faith, and shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

6	Information

6.1	Access to Information by Abengoa and Executives

6.1.1	Yield shall, and shall cause the other Service Recipients to:

(i)	grant, or cause to be granted, to Abengoa and the Executives full access to all documentation and information reasonably necessary in order for Abengoa to perform its obligations, covenants and responsibilities pursuant to the terms hereof and to enable the Executives to provide the Services; and

(ii)	provide, or cause to be provided, all documentation and information as may be reasonably requested by Abengoa or the Executives, and promptly notify Abengoa of any material facts or information of which the Service Recipients are aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the Yield Group before any Governmental Authority, that may affect the performance of the obligations, covenants or responsibilities of Abengoa or the pursuant to this Agreement.

6.2	Additional Information

The parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which Abengoa or any of its Affiliates (other than any member of the Yield Group) has an interest and that, subject to compliance with this Agreement, none of Abengoa, any of its Affiliates or the Executives will be liable to account to the Service Recipients with respect to such activities or results; provided, however, that Abengoa and the Executives will not (and will cause Abengoa´s Affiliates to), in making any use of such additional information, do so in any manner that the relevant Service Provider or its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is a party or is bound.

7	Fees and Expenses

7.1	Executive Management Fee

7.1.1	Yield, on behalf of the Service Recipients, hereby agrees to pay, during the term of this Agreement, the Executive Management Fee. The Executive Management Fee shall be pro-rated and paid quarterly in arrears. For purposes of the initial payment hereunder, the Executive Management Fee will accrue commencing on the date hereof and will be pro-rated based on the actual number of days during the first Quarter in which this Agreement is in effect.

7.1.2	The Executive Management Fee will not be reduced by operation of this Agreement by the amount of (i) any fees for Operational and Other Services that are paid or payable by any member of the Yield Group to any member of Abengoa Group or (ii) any Transaction Fees.

7.2	Expenses

7.2.1	Abengoa acknowledges and agrees that the Service Recipients will not be required to reimburse Abengoa for the salaries and other remuneration of the Executives who provide the Services to such Service Recipients or overhead for such persons.

7.2.2	The Parties agree that all out-of-pocket fees, costs and expenses, including travel expenses and those of any third party (“Expenses”), incurred by Abengoa or the Executives in connection with the provision of the Services will not increase the Executive Management Fee nor be reimbursed to Abengoa by Yield.

8	Representations and Warranties of Abengoa and the Service Recipients

8.1	Representations and Warranties of Abengoa

Abengoa hereby represents and warrants to the Service Recipients that:

8.1.1	it is validly organized and existing under the laws of the Kingdom of Spain;

8.1.2	it holds, and shall hold, such Permits as are necessary to perform its obligations hereunder and is not aware of, or shall inform the Service Recipients promptly upon knowledge of, any reason why such Permits might be cancelled;

8.1.3	it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

8.1.4	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.1.5	the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of Abengoa;

8.1.6	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement (besides compliance with all U.S. Securities and Exchange Commission and U.K. Financial Services Authority requirements);

8.1.7	this Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity; and

8.1.8	all of the Executives are either employees of (i) Abengoa Concessions S.L. or (ii) another member of the Abengoa Group and under the direct supervision and authority of Abengoa Concessions S.L.

8.2	Representations and Warranties of the Service Recipients

Yield hereby represents and warrants, on its behalf and on behalf of each of the other Service Recipients, to Abengoa that:

8.2.1	it (and, if applicable, its managing member) is validly organized and existing under the Laws governing its formation and organization;

8.2.2	it, or the relevant Service Recipient, holds such Permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might be cancelled;

8.2.3	it (or, as applicable, its managing member on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

8.2.4	it (or, as applicable, its managing member) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.2.5	the execution and delivery of this Agreement by it (or, as applicable, its managing member on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its managing member), or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Service Recipients as a whole;

8.2.6	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its managing member on its behalf) of this Agreement (besides compliance with all SEC and FSA requirements); and

8.2.7	this Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

9	Liability and Indemnification

9.1	Indemnity

9.1.1

Yield agrees, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless, and to cause each other Service Recipient to indemnify and hold harmless, the Executives, Abengoa, any of its Affiliates (other than any member of the Yield Group) and any directors, officers, agents, members, partners, stockholders and employees and other representatives of each of the foregoing (each, a “Abengoa Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims, whether arising under statute or action of a Governmental Authority or otherwise and in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder

(“Claims”); provided that no Abengoa Indemnified Party shall be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Abengoa Indemnified Party, to have resulted from such Abengoa Indemnified Party’s bad faith, fraud, willful misconduct or gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

9.1.2	If any action, suit, investigation, proceeding or claim is made or brought by any third party with respect to which a Service Recipient is obligated to provide indemnification under this Agreement (a “Third Party Claim”), Abengoa Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Abengoa Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith will be paid by the Service Recipient in such case, as incurred but subject to recoupment by the Service Recipient if ultimately it is not liable to pay indemnification hereunder.

9.1.3	The Abengoa Indemnified Party and the Service Recipients agree that, promptly after the receipt of notice of the commencement of any Third Party Claim, Abengoa Indemnified Party will notify the Service Recipient in writing of the commencement of such Third Party Claim (provided that any accidental failure to provide any such notice will not prejudice the right of any such Abengoa Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such Abengoa Indemnified Party will use its reasonable best efforts to provide copies of all relevant documentation to such Service Recipient, and to keep the Service Recipient apprised of the progress thereof, and to discuss with the Service Recipient all significant actions proposed.

9.1.4	The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 9.1 shall be in addition to and not in derogation of any other liability which Abengoa Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Abengoa Indemnified Party may have by statute or otherwise at law.

9.1.5	The indemnity provided in this Section 9.1 shall survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

9.2	Limitation of Liability

9.2.1	Abengoa assumes no responsibility under this Agreement other than to render, or arrange for the Executives to render, the Services in good faith and will not be responsible for any action of a Service Recipient’s Governing Body in following or declining to follow any advice or recommendations of the Executives.

9.2.2

The Service Recipients hereby agree that no Abengoa Indemnified Party will be liable to a Service Recipient, a Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient for any Liabilities that may occur as a result of any acts or omissions by Abengoa Indemnified

Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from Abengoa Indemnified Party’s bad faith, fraud, willful misconduct or gross negligence, or in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

9.2.3	The maximum amount of the aggregate liability of Abengoa Indemnified Parties pursuant to this Agreement will be equal to the amounts previously paid in respect of Services pursuant to this Agreement in the preceding calendar year by the Service Recipients pursuant to Section 7.

9.2.4	For the avoidance of doubt, the provisions of this Section 9.2 shall survive the completion of the Services rendered under, or any termination or purported termination of, this Agreement.

9.3	Benefit to all Abengoa Indemnified Parties

9.3.1	Yield on behalf of itself and the other Service Recipients, hereby constitute Abengoa as trustee for each of Abengoa Indemnified Parties of the covenants of the Service Recipients under this Section 9 with respect to such Abengoa Indemnified Parties and Abengoa hereby accepts such trust and agrees to hold and enforce such covenants on behalf of Abengoa Indemnified Parties.

9.3.2	Abengoa hereby constitutes the Service Recipients as trustees for each Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient, of the covenants of Abengoa under this Section 9 with respect to such parties and the Service Recipients hereby accept such trust and agree to hold and enforce such covenants on behalf of such parties.

10	Term and Termination

10.1	Term

This Agreement shall continue in full force and effect until terminated in accordance with Section 10.2 or Section 10.3 hereof.

10.2	Termination by the Service Recipients

10.2.1	Yield, on behalf of the Service Recipients, may terminate this Agreement without any termination fee, immediately upon written notice to Abengoa on or after the date twelve (12) months of the initial public offering of Yield’s ordinary shares have elapsed.

10.2.2	Yield on behalf of the Service Recipients may, subject to Section 10.2.3, terminate this Agreement effective upon 30 days’ prior written notice of termination to Abengoa without payment of any termination fee if:

(i)	Abengoa defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Service Recipients and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period;

(ii)	Abengoa or the Executives engage in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

(iii)	Abengoa is grossly negligent in the performance of its obligations under this Agreement and such gross negligence results in material harm to the Service Recipients; or

(iv)	Abengoa or Yield, makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

10.2.3	This Agreement may only be terminated pursuant to Section 10.2.2 above by Yield with the prior approval of a majority of the independent members of the board of directors of Yield

10.2.4	Yield hereby agrees and confirms that this Agreement may not be terminated due solely to the poor performance or underperformance of any of its Subsidiaries or the Business or any investment made by any member of the Yield Group on the recommendation of the Executives.

10.3	Termination by Agreement

The parties hereto may terminate this Agreement immediately upon written agreement by both parties hereto; provided, that all or a majority of the Executives shall have been employed on a permanent basis by Yield. In such an event, the Parties agree that they will enter into a new Executive Services Agreement that will set forth the terms and conditions of the rendering of the services from Yield executives to Abengoa.

10.4	Survival Upon Termination

If this Agreement is terminated pursuant to this Section 10, such termination will be without any further liability or obligation of any party hereto, except as provided in Section 1, Section 9 and Section 10.5 hereof.

10.5	Fees Upon Termination

From and after the effective date of the termination of this Agreement, Abengoa shall not be entitled to receive the Executive Management Fee for further Services under this Agreement, but will be paid all compensation accruing to and including the date of termination (including such day).

11	General Provisions

11.1	Waiver

11.1.1	Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless the prior approval of a majority of the majority of members of the board of directors of Yield is obtained and the amendment or waiver is executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

11.2	Assignment

11.2.1	This Agreement shall not be assigned by Abengoa without the prior written consent of Yield, except (i) in the case of assignment to a Person that is Abengoa’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as Abengoa is bound under this Agreement, or (ii) to an Affiliate of Abengoa or a Person that is, in the reasonable and good faith determination of the majority of independent members of the board of directors of Yield, an experienced and reputable manager, in which case the Affiliate or assignee shall be bound under this Agreement and by the terms of the assignment in the same manner as Abengoa is bound under this Agreement. In addition, provided that Abengoa provides prior written notice to the Service Recipients for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer or assignment of Abengoa’ rights under this Agreement, including any amounts payable to Abengoa under this Agreement, to a bona fide lender as security.

11.2.2	This Agreement shall not be assigned by any of the Service Recipients without the prior written consent of Abengoa, except in the case of assignment by any such Service Recipient to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such Service Recipient is bound under this Agreement.

11.2.3	Any purported assignment of this Agreement in violation of this Section 11.2 shall be null and void.

11.3	Failure to Pay When Due

Any amount payable by any Service Recipient to Abengoa hereunder which is not remitted when so due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

11.4	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

11.5	Limitation of Liability

NOTWITHSTANDING ANYTHING ELSE SET OUT HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF, KNOWS OF OR SHOULD KNOW OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

11.6	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

For the avoidance of doubt, nothing in this Agreement should be construed or interpreted as an amendment, modification or termination of, or conflict with, any of the Operating and Administrative Agreements. Each such agreement, and all its terms, including payments to be made thereunder, shall survive the entry into this Agreement and shall terminate in accordance with its terms.

11.7	Mutual Waiver of Jury Trial

AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

11.8	Consent to Jurisdiction and Service of Process

EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.9	Governing Law

The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

11.10	Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.11	Notices

Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three (3) Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the addresses specified below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. Notices and other communications will be addressed as follows:

If to the Service Recipients:

Abengoa Yield plc

[—]

Attn: [—]

Facsimile: [—]

With a copy to:

If to Abengoa:

Abengoa, S.A.

Campus Palmas Altas

1 Energía Solar Street

Seville, Spain

Attn: [—]

Facsimile: [—]

11.12	Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

11.13	Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

(Signature pages follow)

In witness whereof, the parties have executed this Agreement as of the date first above written.

ABENGOA YIELD PLC

By:
Name:
Title:

ABENGOA CONCESSIONS, S.L., as Manager

By:
Name:
Title:

[Signature page to Executive Services Agreement]